                                 SCHEDULE 14A

                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Peapod, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                                     LOGO
                                 PEAPOD, INC.
                               9933 WOODS DRIVE
                            SKOKIE, ILLINOIS 60077

                                April 10, 1998

Dear Stockholder:

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Peapod, Inc., a Delaware corporation, to be held at 9:00 a.m. (Chicago time) on Friday, May 8, 1998 at The Orrington Hotel, 1710 Orrington Avenue, Evanston, Illinois 60201.

  The formal notice of the meeting, Proxy Statement and 1997 Annual Report are enclosed. The matters to be considered at the meeting are described in the accompanying Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. Therefore, please complete, sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope. This will enable you to vote on the business to be transacted whether or not you attend the meeting.

  We hope that you can attend the 1998 Annual Meeting of Stockholders, which will be our first annual meeting as a publicly-held corporation.

                                          Sincerely,
                                          /s/ Andrew B. Parkinson
                                          Andrew B. Parkinson
                                          Chairman, President and Chief
                                           Executive Officer

                                     LOGO
                                 PEAPOD, INC.
                               9933 WOODS DRIVE
                            SKOKIE, ILLINOIS 60077

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 8, 1998

To the Stockholders of

                                 PEAPOD, INC.

  The 1998 Annual Meeting of Stockholders of Peapod, Inc., a Delaware corporation (the "Company"), will be held at The Orrington Hotel, 1710 Orrington Avenue, Evanston, Illinois 60201 on Friday, May 8, 1998, at 9:00 a.m., Chicago time, for the following purposes:

  1. to elect two (2) Class I directors; and

  2. to transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments thereof.

  THE BOARD OF DIRECTORS HAS FIXED THE CLOSE OF BUSINESS ON APRIL 8, 1998 AS THE RECORD DATE FOR THE DETERMINATION OF STOCKHOLDERS ENTITLED TO NOTICE OF, AND TO VOTE AT, THE ANNUAL MEETING OF STOCKHOLDERS.

  YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

  This Notice of Annual Meeting of Stockholders is first being sent to stockholders on or about April 13, 1998.

                                          By Order of the Board of Directors,
                                          /s/ Andrew B. Parkinson
                                          Andrew B. Parkinson
                                          Chairman, President and
                                          Chief Executive Officer

April 10, 1998

                                 PEAPOD, INC.
                               9933 WOODS DRIVE
                            SKOKIE, ILLINOIS 60077

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 8, 1998

                              GENERAL INFORMATION

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Peapod, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m. (Chicago time) on May 8, 1998, at The Orrington Hotel, 1710 Orrington Avenue, Evanston, Illinois 60201.

  The Board of Directors has fixed the close of business on April 8, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On April 3, 1998, the Company had outstanding 16,879,629 shares of Common Stock, par value $.01 per share ("Common Stock"). A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of 10 days prior to the meeting, at the office of the Company located at 9933 Woods Drive, Skokie, Illinois 60077.

  Whether or not you plan to attend the Annual Meeting, please sign, date and mail your proxy in the enclosed self-addressed postage prepaid envelope. The proxies will vote your shares according to your instructions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendation of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

  You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person at the Annual Meeting.

  This Proxy Statement is first being sent or given to stockholders on or about April 13, 1998.

                              VOTING INFORMATION

  Each holder of outstanding shares of Common Stock is entitled to one vote for each share of Common Stock held in such holder's name with respect to all matters on which holders of Common Stock are entitled to vote at the Annual Meeting. Except as otherwise required by law, the holders of shares of Common Stock (the "Holders") shall vote together and not as separate classes. A Holder may, with respect to the election of the Class I directors, vote FOR the election of the director nominees or WITHHOLD authority to vote for such director nominees. All properly executed and unrevoked proxies received in the accompanying form in time for the Annual Meeting will be voted in the manner directed therein. If no direction is made on a proxy, such proxy will be voted FOR the election of the named director nominees to serve as Class I directors. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter properly presented at the Annual Meeting. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter, although such votes may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum. A quorum will be present if a majority of the shares of Common Stock are represented in person or by proxy at the Annual Meeting.

  The election of the Class I directors requires the affirmative vote of a plurality of votes cast by the Holders present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. Accordingly, if a quorum is present at the Annual Meeting, the persons receiving the greatest number of votes by the Holders will be elected to serve as the Class I directors. Since the election of directors requires only the affirmative vote of a plurality of the votes cast by the Holders present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for a nominee and non-votes with respect to the election of directors will not affect the outcome of the election of directors.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The business of the Company is managed under the direction of the Company's Board of Directors. The Board of Directors is presently composed of five directors, divided into three classes. At the Annual Meeting, two Class I directors will be elected to serve until the annual meeting in the year 2001, or until their successors are elected and qualified. The nominees for election as Class I directors are identified below. In the event the nominees who have expressed an intention to serve if elected, fail to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors.

NOMINEES

  The following persons, if elected at the Annual Meeting, will serve as Class I directors until the annual meeting in the year 2001, or until their successors are elected and qualified.

              CLASS I DIRECTORS--TERM SCHEDULED TO EXPIRE IN 2001

  Mr. Andrew B. Parkinson, age 40, is a co-founder of the Company and has been its Chairman, President and Chief Executive Officer since its founding in 1989. Prior to the founding of the Company, Mr. Parkinson held various brand and product management positions with Kraft Foods, Inc. and Procter & Gamble Co. Andrew Parkinson is the brother of Thomas Parkinson, the Company's Executive Vice President-Chief Technology Officer.

  Mr. Tasso H. Coin, age 62, has been a director of the Company since 1992. He is President of Tasso H. Coin Investment Development Company, a private investment and advisory firm specializing in services for growth companies. Mr. Coin was a founder of the Chicago law firm now known as Cowen, Crowley, Nord & Staub and co-founder of AmBank Financial Services Inc., a bank holding Company.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" THE NOMINEES FOR CLASS I DIRECTORS.

OTHER DIRECTORS

  The following persons are currently directors of the Company whose terms will continue after the Annual Meeting.

             CLASS II DIRECTORS--TERM SCHEDULED TO EXPIRE IN 1999

  Thomas L. Parkinson, age 37, is a co-founder of the Company and has been its Executive Vice President-Chief Technology Officer and a director since its founding in 1989. He has had primary responsibility for directing consumer product development and technology research and development since the Company's founding and he is the principal architect of Peapod's software. Prior to founding the Company in 1989, Mr. Parkinson held various field sales and sales management positions with Procter & Gamble Co. Thomas Parkinson is the brother of Andrew Parkinson, the Company's Chairman, President and Chief Executive Officer.

  Seth L. Pierrepont, age 47, has been a director of the Company since 1992. Mr. Pierrepont also served as the Company's Director of Marketing during 1993. He is President of Sage Venture Management Incorporated, a private investment and advisory services firm specializing in developing businesses. Prior to founding Sage in 1990, Mr. Pierrepont was a Managing Director of Continental Illinois Venture Corporation. Mr. Pierrepont currently serves on the Boards of Firefly Greetings LLC, The Hotchkiss School, The Nature Conservancy of Illinois, and the Montana Land Reliance.

             CLASS III DIRECTORS--TERM SCHEDULED TO EXPIRE IN 2000

  Trgyve E. Myhren, age 61, became a director in 1995. He is president of Myhren Media, Inc., which invests in and advises media, telecommunications and consumer products companies. He was President and Chief Operating Officer and a director of The Providence Journal Company, a diversified media firm, from 1990 to 1996. From 1975 until 1988, Mr. Myhren was employed by American Television and Communications Corporation, the cable television subsidiary of Time, Inc. (now Time/Warner Cable), and he served as Chairman and Chief Executive Officer from 1981 to 1988. Mr. Myhren was a member of the board of the National Cable Television Association from 1981 to 1991 and served as its Chairman in 1986 and 1987. Mr. Myhren currently serves on the Board of J.D. Edwards, Inc. (JDEC), Verio, Inc., Founders Funds, Advanced Marketing Services, Inc. (ADMS) and the University of Denver.

MEETINGS AND COMMITTEES

  The Board of Directors of the Company held six meetings during fiscal 1997. One director missed one meeting in fiscal 1997.

  The Board of Directors does not presently have a formal nominating committee.

  The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results and considers the adequacy of the internal accounting procedures. The Audit Committee currently consists of Messrs. Seth L. Pierrepont (Chairman) and Tasso H. Coin. The Audit Committee held four meetings in fiscal 1997 which were attended by both members of the Audit Committee.

  The Compensation Committee, which currently consists of Messrs. Trygve E. Myhren (Chairman) and Tasso H. Coin, reviews and approves the compensation arrangements for all officers and other senior level employees, and administers and takes such other actions as may be required in connection with certain compensation and incentive plans of the Company (including the grant of stock options). The Compensation Committee also recommends fees to be paid to members of the Board of Directors. The Compensation Committee held five meetings in fiscal 1997 which were attended by all members of the Compensation Committee. The Company's By-Laws require that the Compensation Committee consists of non-employee directors.

COMPENSATION OF DIRECTORS

  Non-employee directors receive compensation of $1,000 per in-person meeting of the Board of Directors, $500 per telephonic meeting of the Board of Directors lasting more than one hour, $750 per in-person meeting of committees of the Board of Directors and $375 per telephonic meeting of committees of the Board of Directors lasting more than one hour. Directors who are officers or employees of the Company receive no compensation for serving as directors. All directors are reimbursed for all reasonable and necessary expenditures incurred in connection with attendance at meetings of the Board of Directors and meetings of committees of the Board of Directors.

  Under the Company's 1997 Long-Term Incentive Plan (the "1997 Plan"), upon the consummation of the Company's Initial Public Offering on June 10, 1997 (the "Initial Public Offering"), each non-employee director who is currently a director was granted a nonqualified option to purchase 15,000 shares of Common Stock at $16.00 per share, the public offering price. In addition, on the date on which a new director is first elected or begins to serve as a non-employee director, each such non-employee director will be granted a nonqualified option to purchase 15,000 shares of Common Stock under the Company's 1997 Plan. Under the 1997 Plan, on the date of each annual meeting of the Company, each non-employee director will be granted an option to purchase 5,000 shares of Common Stock. Finally, the Company's 1997 Plan provides that non-employee directors may be granted nonqualified options to purchase shares of Common Stock at the discretion of the Compensation Committee to advance the interests of the Company by retaining well-qualified directors. The per share exercise price of all such options is or will be no less than the fair market value of the Common Stock on the date of grant and such options vest or will vest with respect to one-third of the options on the first, second and third anniversaries of the date of grant, except with respect to the grant of options in connection with an annual meeting as described above, which options will become exercisable in full as of the date immediately preceding the date of the Company's annual meeting next following the annual meeting on which such option was granted.

                              EXECUTIVE OFFICERS

  The following sets forth certain information with respect to the executive officers of the Company.

  Andrew B. Parkinson, age 40, is a co-founder of the Company and has been its Chairman, President and Chief Executive Officer since its founding in 1989. See "Election of Directors."

  Thomas P. Parkinson, age 37, is a co-founder of the Company and has been its Executive Vice President-Chief Technology Officer and a director since its founding in 1989. See "Election of Directors."

  John C. Walden, age 38, joined the Company in 1996. Since September 1997, he has served in the role of Chief Operating Officer and Secretary and is responsible for the Company's business development, product management functions and legal. Prior to his current position, Mr. Walden served as Executive Vice President- Finance and Business Development and Secretary. Prior to joining the Company, Mr. Walden was a Director, Media Ventures for Ameritech Corporation where he effected and managed investments in interactive media companies. Mr. Walden served as a director of the Company in 1995 as Ameritech Corporation's designee. From 1990 to 1994, he held a variety of executive management positions with Storage Technology Corporation, a computer storage system manufacturer, and a predecessor, XL/Datacomp, Inc., a computer distribution company, including Vice President and General Manager, Vice President-Corporate Development and Strategy, and General Counsel.

  Timothy M. Dorgan, age 45, joined the Company in 1994 in his current role, Executive Vice President- Interactive Marketing Services. Mr. Dorgan is responsible for the overall development and management of the Company's interactive marketing and research services. Prior to joining Peapod, from 1992 to 1994, Mr. Dorgan served as President of Ketchum Advertising-Chicago, a multi national advertising agency. From 1987 to 1992, Mr. Dorgan was President and Chief Operating Officer of Noble & Associates, an advertising and marketing services firm specializing in food products.

  John A. Furton, age 33, is a co-founder of the Company and joined the Company in 1990. Since 1996, he has served in the role of Senior Vice President-Field Support and Retailer Services in which he has responsibility for retailer sales and client services and centralized support for fulfillment operations. Prior to his current position, Mr. Furton was responsible for the Company's fulfillment services as Vice President of Operations. Prior to joining Peapod, from 1986 to 1990, Mr. Furton held various positions in information systems consulting with Kraft Foods, Inc. and Michigan Bell Telephone Company.

  John P. Miller, age 40, joined the Company in 1997 in his current role, as Senior Vice President-Chief Financial Officer and Administrative Officer. Mr. Miller is responsible for accounting, finance and human resource functions. Prior to joining the Company, from 1993 to 1997 he served as Controller for The Interlake Corporation and from 1989 to 1993 he served as Vice President-Finance of the Material Handling Division of The Interlake Corporation. Mr. Miller is a Certified Public Accountant.

  Carl E. Alguire, age 40, currently serves as Senior Vice President-Operations. He joined the Company in 1994 as Regional Vice President and served in that capacity until 1997. Prior to joining the Company, from 1989 to 1994, Mr. Alguire was Vice President of Expressline/Mercury Delivery, Inc. where he was responsible for all daily operations of Cleveland's largest rush delivery company. He also founded and ran a $3.5 million general and grocery delivery business, and held the position of grocery store manager for Fisher Foods, Inc.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

  Summary Compensation. The following summary compensation table sets forth certain information concerning compensation for services rendered in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (the "Named Executives") during the years ended December 31, 1995, 1996 and 1997.

                          SUMMARY COMPENSATION TABLE

                                            ANNUAL             LONG-TERM
                                         COMPENSATION     COMPENSATION AWARDS
                                         ------------    ---------------------
                                YEAR                     RESTRICTED   SHARES
                                ENDED                      STOCK    UNDERLYING
NAME AND PRINCIPAL POSITION    DEC. 31  SALARY   BONUS     AWARDS    OPTIONS
---------------------------    -------  ------   -----   ---------- ----------
Andrew B. Parkinson...........  1997   $140,000 $ 28,235  $    --     60,000
 Chairman, President and        1996   $120,000 $ 26,700  $    --     10,000
 Chief Executive Officer        1995   $ 90,000 $ 19,200  $    --     12,754
Thomas L. Parkinson...........  1997   $140,000 $ 30,723  $    --     60,000
 Executive Vice President-      1996   $120,000 $ 27,330  $    --     10,000
 Chief Technology Officer       1995   $ 90,000 $ 19,200  $    --     30,622
 and Director
John C. Walden................  1997   $154,500 $137,746  $    --    120,000
 Chief Operating Officer        1996   $147,115 $130,725  $    --     10,000
 and Secretary                  1995   $    --  $    --   $    --        --
Timothy M. Dorgan.............  1997   $121,900 $ 21,336  $    --    125,000
 Executive Vice President-      1996   $115,000 $ 17,466  $    --     15,000
 Interactive Marketing          1995   $100,000 $ 14,231  $    --      3,508
 Services
John A. Furton................  1997   $118,450 $ 16,586  $    --     60,000
 Executive Vice President-      1996   $104,375 $ 16,301  $    --     10,000
 Field Support and Retailer     1995   $ 82,000 $ 12,000  $    --      4,689
 Services

  General Information Regarding Options. The following tables show information regarding stock options held by the Named Executives.

                         OPTION GRANTS IN FISCAL 1997

                                                                        POTENTIAL
                                                                       REALIZABLE
                                                                    VALUE AT ASSUMED
                                       % OF                          ANNUAL RATES OF
                         NUMBER OF     TOTAL                           STOCK PRICE
                         SECURITIES   OPTIONS                         APPRECIATION
                         UNDERLYING   GRANTED                        FOR OPTION TERM
                          OPTIONS       TO     EXERCISE EXPIRATION -------------------
NAME                     GRANTED (1) EMPLOYEES  PRICE      DATE       5%       10%
----                     ----------  --------- -------- ---------- -------- ----------
Andrew B. Parkinson.....   10,000      0.89%    $ 7.00  2/05/2006  $ 38,593 $   95,056
                           25,000      2.23%    $16.00  6/11/2005  $110,513 $  244,204
                           25,000      2.23%    $17.60  6/11/2002  $121,564 $  268,624
Thomas P. Parkinson.....   10,000      0.89%    $ 7.00  2/05/2006  $ 38,593 $   95,056
                           25,000      2.23%    $16.00  6/11/2005  $110,513 $  244,204
                           25,000      2.23%    $17.60  6/11/2002  $121,564 $  268,624
John C. Walden..........   20,000      1.79%    $ 6.00  1/01/2006  $ 66,159 $  162,954
                          100,000      8.93%    $16.00  6/11/2005  $763,929 $1,829,742
Timothy M. Dorgan.......   25,000      2.23%    $ 7.00  2/05/2006  $ 96,482 $  237,641
                          100,000      8.93%    $16.00  6/11/2005  $763,929 $1,829,742
John A. Furton..........   10,000      0.89%    $ 7.00  2/05/2006  $ 38,593 $   95,056
                           50,000      4.47%    $16.00  6/11/2005  $381,964 $  914,871

--------
(1) The stock options for the Named Executives vest with respect to 25% of the options on the first anniversary of the date of grant, and, thereafter with respect to 1/48th on the last day of each month and are exercisable until the eighth anniversary of the date of grant, except with respect to the options granted to Andrew and Thomas Parkinson with an exercise price of $17.60, which options expire on the fifth anniversary of the date of grant.

       OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                          SHARES                 OPTIONS AS OF          OPTION VALUE AS OF
                         ACQUIRED              DECEMBER 31, 1997       DECEMBER 31, 1997 (1)
                            ON     VALUE   ------------------------- -------------------------
NAME                     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Andrew B. Parkinson.....    --    $   --     121,219       62,501     $575,559     $  3,084
Thomas P. Parkinson.....    --    $   --     131,007       62,501     $607,355     $  3,084
John C. Walden..........  5,847   $36,544     45,152      159,001     $ 98,163     $157,835
Timothy M. Dorgan.......    --    $   --      50,090      143,418     $149,885     $ 82,545
John A. Furton..........    --    $   --     131,282       62,501     $594,254     $  3,084

--------
(1) Represents the aggregate dollar value of in-the-money, unexercised options held at the end of the year, based on the difference between the exercise price and $6.50, the closing price for the Common Stock as of December 31, 1997, the last trading day in fiscal 1997, as reported for Nasdaq National Market Issues in The Wall Street Journal.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements and severance agreements with each of the Named Executives. The agreements set forth compensation arrangements, including base salaries and minimum targets for annual bonuses. The agreements expire in 2002, and are renewable thereafter for one-year terms. The Company may terminate a Named Executive's employment with or without "cause," as defined in such agreements, and a Named Executive may terminate his employment for any reason, including "good reason," as defined in such agreements. Upon termination by the Company without "cause," or termination by the employee for "good reason," such Named Executive is entitled to severance payments equal to his base salary and bonus for 18 months. In the event there is a "change in control," as defined in the severance agreements, prior to such termination, the Named Executive is entitled to a lump sum severance payment equal to his base salary and bonus for two years, and the vesting of all of such Named Executive's stock options will be accelerated so that all such stock options become immediately exercisable. The current annual salary rates under the employment agreements for the Company's Named Executives are as follows: Mr.
A. Parkinson $140,000; Mr. T. Parkinson, $140,000; Mr. Walden, $154,500; Mr.
Dorgan, $121,900; and Mr. Furton, $118,450. Under the terms of the agreements, annual salaries may not be reduced; however, increases in annual salaries are at the discretion of the Board of Directors. The Company also has agreements with the Named Executives containing confidentiality, non-competition and non-solicitation provisions between the Company and such employees for the terms set forth in each agreement.

MANAGEMENT BONUS PLAN

  Each of the Named Executives is eligible to receive an annual bonus based on the achievement of individual and corporate goals. Awards are determined by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  All compensation decisions for the Chief Executive Officer and each of the other Named Executives are currently made by the Compensation Committee of the Board of Directors. The Compensation Committee consists of Messrs. Trygve E. Myhren (Chairman) and Tasso H. Coin. Each member of the Compensation Committee is a non-employee director who has not previously been an officer or employee of the Company.

  The Company had an advisory agreement with Mr. Tasso H. Coin, who also serves as a director of the Company, pursuant to which Mr. Coin provided certain advisory services to the Company and received advisory fees in the form of cash or shares of Common Stock. This advisory agreement was terminated as of May 1, 1997. Mr. Coin's advisory fees from the Company during 1997 were $52,500.

EXECUTIVE OFFICER COMPENSATION REPORT BY THE COMPENSATION COMMITTEE

  This report is submitted by the Compensation Committee of the Board of Directors.

  Compensation Policies. The Compensation Committee sets the compensation of the Chief Executive Officer and also sets the compensation of the other executive officers, taking into consideration the recommendations of the Chief Executive Officer. All other employees' compensation is set by the Chief Executive Officer subject to the review of the Compensation Committee. The Compensation Committee also administers the Company's stock-based compensation plans. The Compensation Committee consists of two non-employee directors.

  The philosophy of the Compensation Committee and the Company is to provide competitive salaries as well as competitive incentives designed to:

  . Attract and retain well-qualified executives necessary to the Company's long-term success;

  . Provide incentives for achievement of short-term individual, business unit and corporate goals;

  . Provide incentives for achievement of long-term business unit and corporate goals; and

  . Align the interests of management with those of the stockholders to encourage the achievement of continuing increases in stockholder value.

  The compensation mix reflects a balance of annual base salary payments, annual incentive bonus payments, long-term stock based incentives and other competitive executive benefits. Incentive compensation has historically been determined on an annual basis. Beginning in 1998, the Compensation Committee will also take into account quarterly performance of the Chief Executive Officer and other executive officers.

  Base. It is the Compensation Committee's policy to establish base salaries and provide benefit packages at competitive levels in order to attract and retain well-qualified executives. Base salaries of senior executives are based on several factors including an assessment of the position and particular responsibilities of such officer, the performance of the Company, comparable companies, the economy in general and such other factors as the Compensation Committee may deem relevant. The 1997 average base salary of senior executives increased 11.6% over the previous year's level primarily to bring the base compensation to levels closer to those of other technology and growth-related companies.

  Annual Bonus Plan. The existing annual bonus plan was designed to provide incentives and rewards for achievement of short-term individual goals as well as business unit and Company goals by giving salaried employees the opportunity for bonuses based on individual performance, the performance of the business unit to which the employee is assigned, and the Company's performance. In the case of executive officers, the bonus is based on the achievement of individual performance goals (25-50% weighting) and the performance of the Company and/or the applicable business unit (75-50%). Individual performance goals are tailored to each individual's position and duties and vary in terms of number, scope and substance among the eligible employees. Individual performance goals for employees are established by management and then reviewed with the employee. The performance goals for each business unit and the Company as a whole relate to the achievement of predetermined financial or operating factors. Company and business unit quarterly goals are established before the start of each fiscal year and are reviewed and approved by the Compensation Committee. Awards under the annual bonus plan are based on a percentage of earned salary. Bonuses are conditioned on achieving minimum or "threshold" goals. During 1997, bonuses were paid out for employee's achievement of individual performance goals, certain business unit operating results and total Company performance.

  Long-Term Stock Based Incentives. Stock option awards are designed to encourage long-term commitment to the Company by participating executives, more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The Compensation Committee recognizes that the Company competes for executives with other technology and growth-oriented companies and believes that stock ownership by management is a critical element of compensation. Stock based awards have been granted by the Company to executives and other key employees since the Company's inception.

  Stock options are granted at the fair market value price of the Common Stock on the date of grant, are subject to vesting over time and only have future value for the employees if the stock price appreciates from the date of grant. Factors influencing stock based grants to employees include performance of the Company, relative levels of responsibility, contributions to the business of the Company and competitiveness with other technology and growth-oriented companies. As of December 31, 1997, approximately 57% of full-time employees held stock options.

  In connection with the Company's Initial Public Offering, the Compensation Committee granted options to purchase an aggregate of 350,000 shares of Common Stock to the executive officers at that time and in addition approved the granting to key employees of options to purchase an aggregate of 460,000 shares of Common Stock. See "Option Grants in Fiscal 1997" above. Each of the options has an exercise price equal to the Initial Public Offering price of $16.00 per share (except with respect to the incentive stock options granted to Messrs. Andrew and Thomas Parkinson which have an exercise price of $17.60). In light of the fact that the exercise price of the stock options granted at the time of the Initial Public Offering are significantly higher than the current market price of Common Stock, the Compensation Committee believes that such stock options do not have the intended effect of enhancing the Company's ability to attract and retain executives in competition with technology and growth-oriented companies. Consequently, the Compensation Committee is considering ways to provide enhanced incentives to certain key employees and senior executives.

  Benefits. Benefits offered to key executives are largely those that are offered to the general employee population, such as group health and life insurance coverage and participation in the Peapod, Inc. Stock Purchase Plan. Benefits are not tied directly to corporate performance.

  Chief Executive Officer. The Chief Executive Officer's Compensation is based upon the policies and objectives discussed above. Mr. Andrew Parkinson's annual base salary was $140,000 at the end of 1997, an increase of 17% above the 1996 level. Mr. Parkinson received a bonus of $28,235 in 1997. Going forward, 75% of Mr. Parkinson's bonus opportunity is based on target financial and operating results of the Company established at the beginning of the fiscal year.

  In February 1997, Mr. Parkinson was granted options to purchase 10,000 shares of Common Stock (at an exercise price of $7.00 per share) based on 1996 performance and subsequently, in June 1997, Mr. Parkinson was granted options to purchase an additional 50,000 shares of Common Stock (25,000 at an exercise price of $16.00 and 25,000 at an exercise price of $17.60) in connection with the completion of the Initial Public Offering. See "Summary Compensation Table."

  The Compensation Committee believes that the Company's executive compensation policies and programs serve the interests of the Company and its stockholders.

                                  THE COMPENSATION COMMITTEE OF
                                  THE BOARD OF DIRECTORS

                                  Trgyve E. Myhren (Chairman)
                                 Tasso H. Coin

PERFORMANCE GRAPH

  The rules of the Securities and Exchange Commission ("SEC") require each public company to include a performance graph comparing the cumulative total stockholder return on such company's common stock for the five preceding fiscal years, or such shorter period as the registrant's class of securities has been registered with the SEC, with the cumulative total returns of a broad equity market index and a peer group or similar index. The Common Stock began trading on the Nasdaq Stock Market under the symbol "PPOD" on June 10, 1997. Accordingly, the performance graph included in this Proxy Statement shows the period from June 10, 1997 through December 31, 1997.

  The following chart graphs the performance of the cumulative total return to stockholders (stock price appreciation plus dividends) between June 10, 1997 and December 31, 1997 in comparison to The Nasdaq Stock Market-U.S. Index and the Hambrecht & Quist Technology Index (the "Technology Index") comprised of securities of technology companies traded on the Nasdaq Stock Market, the New York Stock Exchange and the American Stock Exchange.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG PEAPOD, INC., THE NASDAQ STOCK MARKET-U.S. INDEX
                            AND THE TECHNOLOGY INDEX

                                      LOGO

                                                6/10/97 6/30/97 9/30/97 12/31/97
                                                ------- ------- ------- --------
Peapod, Inc....................................  $100   $ 70.00 $ 78.00 $ 40.63
The Nasdaq Stock Market-U.S. Index.............  $100   $103.00 $120.00 $112.94
Technology Index...............................  $100   $104.00 $126.00 $106.41

  Assumes $100 invested on June 10, 1997 in Peapod, Inc. Common Stock, The Nasdaq Stock Market-U.S. Index and the Technology Index. Cumulative total return assumes reinvestment of dividends.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 3, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executives and (iv) all directors and executive officers of the Company as a group.

                                                            AMOUNT OF   PERCENT
                                                            BENEFICIAL    OF
NAME OF BENEFICIAL OWNER(1)                                OWNERSHIP(2)  CLASS
---------------------------                                ------------ -------
Belo Holdings Corp........................................  1,809,113    10.7%
400 South Record Street
Communications Center
Dallas, TX 75202
Tribune National Marketing Company........................  1,808,115    10.7%
435 North Michigan Avenue
Chicago, Illinois 60611
Ameritech Corporation (3).................................  1,010,091     6.0%
30 South Wacker Drive
Chicago, Illinois 60606
CIBC Wood Gundy Ventures, Inc.............................    916,667     5.4%
425 Lexington Avenue
New York, NY 10017
Andrew B. Parkinson (4)+..................................  1,063,060     6.3%
Thomas L. Parkinson (5)+..................................  1,143,598     6.7%
John C. Walden (6)+.......................................     74,666       *
Timothy M. Dorgan (7)+....................................     63,381       *
John A. Furton (8)+.......................................    322,286     1.9%
Tasso H. Coin (9)+........................................    377,250     2.2%
Trygve E. Myhren+.........................................     40,321       *
Seth L. Pierrepont (10)+..................................    402,137     2.3%
All executive officers and directors as a group (10         3,465,293    20.5%
persons)..................................................

--------
+The mailing address of each of these individuals is c/o the Company, 9933
    Woods Drive, Skokie, Illinois 60077.
*Less than 1%.
 (1) Except as set forth in the footnotes to this table, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.
 (2) Number of shares deemed outstanding includes 16,879,629 shares outstanding as of April 3, 1998 and any shares subject to options held by the person or entity in question that are currently exercisable or will become exercisable within 60 days.
 (3) Includes 11,500 shares of common stock issuable pursuant to currently exercisable warrants.
 (4) Includes 123,053 shares of common stock issuable pursuant to options that are exercisable within 60 days.
 (5) Includes 55,503 shares held for the benefit of the minor children of Mr. Andrew B. Parkinson. Also, includes 132,841 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.

 (6) Includes 53,819 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (7) Includes 57,841 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (8) Includes 133,116 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (9) Includes 12,554 shares beneficially owned by Tasso H. Coin, which shares are held by American Bank of Rock Island as Trustee of the Tasso H. Coin Investment Corporation Profit Sharing Trust and 20,002 shares owned by Mr. Coin's wife. Mr. Coin disclaims beneficial ownership of such shares.
(10) Includes 204,152 shares of Common Stock issuable pursuant to options that are exercisable within 60 days. Excludes an aggregate of 42,833 shares held by various trusts for the benefit of his children with respect to which shares Mr. Pierrepont disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder require the Company's directors and executive officers and persons who are deemed to own more than ten percent of the Common Stock (collectively, the "Reporting Persons"), to file certain reports ("Section 16 Reports") with the SEC with respect to their beneficial ownership of Common Stock. The Reporting Persons are also required to furnish the Company with copies of all Section 16 Reports they file.

  Based solely on a review of the forms it has received and on written representations from certain Reporting Persons that no such forms were required for them, the Company believes that during fiscal 1997 all Section 16 filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with by such persons except with respect to the following: due to an administrative error, Mr. Walden failed to report timely a holding on Form 3.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS

  The Company has granted to Messrs. Andrew and Thomas Parkinson and to certain stockholders (the "Holders") certain rights (the "Registration Rights") to require the Company to take action to register under the Securities Act of 1933, as amended (the "Securities Act"), the sale of shares of Common Stock (the "Registrable Shares") held by them. The number of such registrations which the Company is obligated to effect is limited to four registrations in the aggregate. Such Registration Rights, as well as rights granted to Mr. Tasso Coin, a director of the Company (the "Piggyback Rights"), provide that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, subject to certain limitations, the Company will use its best efforts to include the Registrable Shares and a pro rata portion of Mr. Coin's shares in such registration upon the request of the Holders or Mr. Coin. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. As of December 31, 1997, approximately 10.0 million shares of Common Stock of the Company (including shares subject to currently exercisable options) were subject to Registration Rights or Piggyback Rights.

OTHER

  The Conversion. In a conversion (the "Conversion") which was effected on May 31, 1997 (i) all of the equity interests in Peapod LP, an Illinois limited liability partnership ("Peapod LP"), were transferred to the Company in exchange for 12,656,417 shares of Common Stock, (ii) Peapod LP was dissolved,
(iii) all of the assets and liabilities of Peapod LP were transferred to the Company and (iv) outstanding options and warrants for equity interests in Peapod LP were converted into options and warrants for shares of Common Stock.

  Management Fees. Pursuant to Peapod LP's limited partnership agreement, Peapod LP had been required to pay an annual management fee to Peapod Liquidating Corp., a Delaware corporation ( the "General Partner" or "PLC"), which had historically been used to pay the salary of the Company's Chief Executive Officer, Mr. Andrew Parkinson, and other General Partner expenses. The management fee immediately prior to the Conversion was approximately $14,600 per month. Peapod LP's limited partnership agreement and the management fees payable thereunder were terminated upon the Conversion.

  The Liquidation. PLC, the predecessor of the Company, was liquidated on January 21, 1998. The 3,106,293 shares of the Common Stock of the Company owned by PLC were distributed pro rata to the shareholders of PLC in proportion to their relative ownership interests in PLC.

  Advisory Fees. The Company had an advisory agreement with Mr. Tasso H. Coin, who also serves as a director of the Company, pursuant to which Mr. Coin provided certain advisory services to the Company and received advisory fees in the form of cash. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." This advisory agreement was terminated as of May 1, 1997. Mr. Coin's advisory fees from the Company were $52,500 in 1997.

  Certain Stockholders and Certain Directors. The Company leases office equipment from Ameritech Credit Corporation, an affiliate of Ameritech Corporation which is a 5% stockholder of the Company, pursuant to leases scheduled to expire in 1999. The aggregate monthly rental payment for all equipment leased under these arrangements is $22,303.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of KPMG Peat Marwick L.L.P. who served as the Company's independent public accountants for the last fiscal year, are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised by stockholders at the Annual Meeting or submitted in writing prior thereto.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  In order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders, any stockholder proposal must be addressed to Peapod, Inc., 9933 Woods Drive, Skokie, Illinois 60077,
Attention: Secretary, and must be received no later than January 13, 1999.

  The Company's By-laws set forth additional requirements and procedures regarding the submission by stockholders of matters for consideration at an annual meeting of stockholders. A nomination or proposal that does not comply with such requirements and procedures will be disregarded.

                           EXPENSES OF SOLICITATION

  Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY (WITHOUT EXHIBITS) OF ITS ANNUAL REPORT ON FORM 10-K (THE "REPORT") FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER AS OF THE RECORD DATE. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE REPORT UPON PAYMENT OF A REASONABLE FEE THAT WILL NOT EXCEED THE COMPANY'S REASONABLE EXPENSES INCURRED IN CONNECTION THEREWITH. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO PEAPOD, INC., 9933 WOODS DRIVE, SKOKIE, ILLINOIS 60077, TELEPHONE (847) 583-9400, ATTENTION:
JOHN C. WALDEN.

                                OTHER BUSINESS

  It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                          By order of the Board of Directors,
                                          LOGO
                                          ANDREW B. PARKINSON
                                          Chairman, President and Chief
                                          Executive Officer

                   ALL STOCKHOLDERS ARE URGED TO SIGN, DATE
                       AND MAIL THEIR PROXIES PROMPTLY.

                                 PEAPOD, INC.

          This Proxy Is Solicited on Behalf of The Board of Directors

     The undersigned hereby appoints Andrew B. Parkinson and John C. Walden, or either of them, the attorney or attorneys and proxy or proxies of the undersigned with full power of substitution to attend the 1998 Annual Meeting of Stockholders of Peapod, Inc. (the "Company") to be held at the Orrington Hotel, 1710 Orrington Avenue, Evanston, Illinois, at 9:00 a.m., Chicago time on May 8, 1998 and at any adjournment thereof, to vote all shares of stock of the Company that the undersigned shall be entitled to vote. Said proxies are instructed to vote on the matters set forth in the proxy statement as specified below. The Board of Directors recommends a vote FOR all nominees listed on the reverse.


--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X]  Please mark your                                                     2179
     vote as in this
     example.

     This proxy when properly signed and dated will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR all nominees listed below.

                       FOR      WITHHELD
1.  Election of        [_]         [_]
    Directors.

Class I - Terms to Expire at 2001 Annual Meeting
Andrew B. Parkinson
Tasso H. Coin

(Instructions: to withhold authority for any individual nominees write that nominee's name in the blank space below.)

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                                                          Mark here if       [_]
                                                          you plan to
                                                          attend the meeting.

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person. If more than one trustee, all should sign. This proxy may be revoked any time prior to it exercise.

               PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

________________________________________________ (L.S.)


________________________________________________ (L.S.)
SIGNATURE(S)                        DATE

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE.